A. M. Best Affirms Ratings for ProAssurance

BIRMINGHAM, Ala., June 14, 2011 /PRNewswire/ -- ProAssurance Corporation (NYSE:PRA - News) today highlighted recent rating actions by A. M. Best which affirmed the financial strength ratings assigned to the ProAssurance Group and its subsidiaries

"A. M. Best's affirmations validate our dedication to a long-term strategy that focuses on providing enduring protection for our policyholders while building lasting value for our shareholders. In this challenging and unpredictable line of business, our dedication to the principals of "Treated Fairly," and proven ability to build balance sheet strength and deliver an unmatched level of service sets us apart from our competitors," said W. Stancil Starnes, the President and Chief Executive Officer of ProAssurance.

A. M. Best affirmed the "A" (Excellent) ratings assigned to ProAssurance Group, ProAssurance Casualty, ProAssurance Indemnity, ProAssurance Specialty, American Physicians Insurance Company and the Podiatry Insurance Company of America. The "A-" ratings assigned to ProAssurance National Casualty, ProAssurance Wisconsin and PACO Assurance are affirmed at "A-" (Excellent). The outlook for the Financial Strength Rating of ProAssurance National is upgraded to Positive from Stable.

A. M. Best highlighted ProAssurance's "…sustained underwriting and operating profitability and excellent risk-adjusted capitalization," in announcing its rating actions. Best also cited ProAssurance's solid balance sheet, aggressive claims defense, risk management expertise, geographical diversification and localized knowledge within the various jurisdictions in which it operates.

About ProAssurance

ProAssurance Corporation is the nation's largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward's 50 for the past four years. ProAssurance is rated "A" (Strong) by Fitch Ratings; ProAssurance Group is rated "A" (Excellent) by A.M. Best.